UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D (Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
13d-2(a)

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

GOODMAN GLOBAL, INC.

(Name of Issuer)

Common Stock, par value $0.01

(Title of Class of Securities)

38239A100

(CUSIP Number)

John F. Hartigan, Esq.

Morgan, Lewis & Bockius LLP

300 S. Grand Avenue

Los Angeles, CA 90071

(213) 612-2500

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

February 13, 2008

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 38239A100

1.	Names of Reporting Persons Frio Holdings LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0%

14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 38239A100

1.	Names of Reporting Persons Apollo Investment Fund V, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0%

14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 38239A100

1.	Names of Reporting Persons Apollo Overseas Partners V, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0%

14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 38239A100

1.	Names of Reporting Persons Apollo Netherlands Partners V (A), L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0%

14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 38239A100

1.	Names of Reporting Persons Apollo Netherlands Partners V (B), L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0%

14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 38239A100

1.	Names of Reporting Persons Apollo German Partners V GmbH & Co., KG

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Germany

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0%

14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 38239A100

1.	Names of Reporting Persons Apollo Advisors V, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0%

14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 38239A100

1.	Names of Reporting Persons Apollo Management V, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0%

14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 38239A100

1.	Names of Reporting Persons AIF Management V, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0%

14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 38239A100

1.	Names of Reporting Persons Apollo Management, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0%

14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 38239A100

1.	Names of Reporting Persons Apollo Management GP, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0%

14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 38239A100

1.	Names of Reporting Persons Apollo Capital Management V, Inc.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0%

14.	Type of Reporting Person (See Instructions) CO

CUSIP No. 38239A100

1.	Names of Reporting Persons Apollo Principal Holdings I, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0%

14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 38239A100

1.	Names of Reporting Persons Apollo Principal Holdings I GP, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0%

14.	Type of Reporting Person (See Instructions) OO

This Amendment No. 2 supplements and amends the Schedule 13D jointly filed on April 14, 2006, as amended and supplemented by Amendment No. 1 thereto filed on October 26, 2007, by (i) Frio Holdings LLC, a Delaware limited liability company (“Frio”), (ii) Apollo Investment Fund V, L.P., a Delaware limited partnership (“AIF V”), (iii) Apollo Overseas Partners V, L.P., a limited partnership registered in the Cayman Islands (“Overseas V”), (iv) Apollo Netherlands Partners V (A), L.P., a limited partnership registered in the Cayman Islands (“Netherlands A”), (v) Apollo Netherlands Partners V (B), L.P., a limited partnership registered in the Cayman Islands (“Netherlands B”), (vi) Apollo German Partners V GmbH & Co., KG, a partnership registered in Germany (“Apollo Germany”) (vii) Apollo Management V, L.P., a Delaware limited partnership (“Management V”), (viii) Apollo Advisors V, L.P., a Delaware limited partnership (“Advisors V”), (ix) AIF Management V, LLC, a Delaware limited liability company (“AIF V LLC”), (x) Apollo Management, L.P., a Delaware limited partnership (“Management”), (xi) Apollo Management GP, LLC, a Delaware limited liability company (“Management GP”), (xii) Apollo Capital Management V, Inc., a Delaware corporation (“Capital V”), (xiii) Apollo Principal Holdings I, L.P., a Delaware limited partnership (“Apollo Principal”), and (xiv) Apollo Principal Holdings I GP, LLC, a Delaware limited liability company (“Apollo Principal GP”), relating to the shares of common stock, par value $0.01 (the “Common Stock”), of Goodman Global, Inc. (the “Issuer”),.

Unless otherwise defined herein, each capitalized term used but not otherwise defined herein shall have the meaning assigned to such term in the Schedule 13D filed on April 14, 2006, or Amendment No. 1 thereto filed on October 26, 2007.

Responses to each item of this Amendment No. 2 to Schedule 13D are incorporated by reference into the response to each other item, as applicable.

Item 1.	Security and Issuer

Item 2.	Identity and Background

Item 3.	Source and Amount of Funds or Other Consideration

Item 4.	Purpose of Transaction

Item 4 is hereby amended and supplemented by the following:

The Merger, as contemplated in the Merger Agreement, closed on February 13, 2008.  Pursuant to the Merger Agreement, Parent became the sole stockholder of the Issuer and each issued and outstanding share of Common Stock, other than any (i) shares owned by Parent, Merger Sub, the Issuer or its subsidiaries and (ii) shares owned by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law, was converted into the right to receive $25.60 in cash, without interest, including the shares of Common Stock of the Issuer held by Frio.

Item 5.	Interest in Securities of the Issuer

Item 5 is hereby amended and supplemented by deleting it in its entirety and replacing it with the following:

On February 13, 2008, all of the shares of Common Stock of the Issuer, including those held of record by Frio, were cancelled and converted into the right to receive $25.60 in cash pursuant to and upon the closing of the Merger.  Following such cancellation and conversion into the right to receive cash, none of the Reporting Persons holds any shares of Common Stock of the Issuer.

(a)              See the information contained on the cover pages to this Amendment No. 2 to Schedule 13D which is incorporated herein by reference.

(b)             See the information contained on the cover pages to this Amendment No. 2 to Schedule 13D which is incorporated herein by reference.

(c)              There have been no reportable transactions with respect to the Common Stock of the Issuer within the last 60 days by the Reporting Persons, except as described in this Amendment No. 2 to Schedule 13D.

(d)             Not applicable.

(e)              February 13, 2008.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 7.	Material to be Filed as Exhibits

Signatures

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:	February 15, 2008	FRIO HOLDINGS LLC

		By:	APOLLO MANAGEMENT V, L.P.
Its Manager

			By:	AIF V MANAGEMENT, LLC
Its General Partner

				By:	APOLLO MANAGEMENT, L.P.
Its Sole Member-Manager

					By:	APOLLO MANAGEMENT GP, LLC
Its General Partner

						By:	/s/ Laurie D. Medley
							Name:	Laurie D. Medley
							Title:	Vice President

Date:	February 15, 2008	APOLLO INVESTMENT FUND V, L.P.

		By:	APOLLO ADVISORS V, L.P.
Its General Partner

			By:	APOLLO CAPITAL MANAGEMENT V, INC.
Its General Partner

				By:	/s/ Laurie D. Medley
					Name:	Laurie D. Medley
					Title:	Vice President

Date:	February 15, 2008	APOLLO OVERSEAS PARTNERS V, L.P.

		By:	APOLLO ADVISORS V, L.P.
Its Managing General Partner

			By:	APOLLO CAPITAL MANAGEMENT V, INC.
Its General Partner

				By:	/s/ Laurie D. Medley
					Name:	Laurie D. Medley
					Title:	Vice President

Date:	February 15, 2008	APOLLO NETHERLANDS PARTNERS V(A), L.P.

		By:	APOLLO ADVISORS V, L.P.
Its General Partner

			By:	APOLLO CAPITAL MANAGEMENT V, INC.
Its General Partner

				By:	/s/Laurie D. Medley
					Name:	Laurie D. Medley
					Title:	Vice President

Date:	February 15, 2008	APOLLO NETHERLANDS PARTNERS V(B), L.P.

		By:	APOLLO ADVISORS V, L.P.
Its General Partner

			By:	APOLLO CAPITAL MANAGEMENT V, INC.
Its General Partner

				By:	/s/Laurie D. Medley
					Name:	Laurie D. Medley
					Title:	Vice President

Date:	February 15, 2008	APOLLO GERMAN PARTNERS V GmbH & Co., KG

		By:	APOLLO ADVISORS V, L.P.
Its Managing Limited Partner

			By:	APOLLO CAPITAL MANAGEMENT V, INC.
Its General Partner

				By:	/s/ Laurie D. Medley
					Name:	Laurie D. Medley
					Title:	Vice President

Date:	February 15, 2008	APOLLO MANAGEMENT V, L.P.

		By:	AIF V MANAGEMENT, LLC
Its General Partner

			By:	APOLLO MANAGEMENT, L.P.
Its Sole Member-Manager

				By:	APOLLO MANAGEMENT GP, LLC
Its General Partner

					By:	/s/ Laurie D. Medley
						Name:	Laurie D. Medley
						Title:	Vice President

Date:	February 15, 2008	AIF V MANAGEMENT, LLC

		By:	APOLLO MANAGEMENT, L.P.
Its Sole Member-Manager

			By:	APOLLO MANAGEMENT GP, LLC
Its General Partner

				By:	/s/ Laurie D. Medley
					Name:	Laurie D. Medley
					Title:	Vice President

Date:	February 15, 2008	APOLLO MANAGEMENT, L.P.

		By:	APOLLO MANAGEMENT GP, LLC
Its General Partner

			By:	/s/ Laurie D. Medley
				Name:	Laurie D. Medley
				Title:	Vice President

Date:	February 15, 2008	APOLLO MANAGEMENT GP, LLC

		By:	/s/ Laurie D. Medley
			Name:	Laurie D. Medley
			Title:	Vice President

Date:	February 15, 2008	APOLLO ADVISORS V, L.P.

		By:	APOLLO CAPITAL MANAGEMENT V, INC.
Its General Partner

			By:	/s/ Laurie D. Medley
				Name:	Laurie D. Medley
				Title:	Vice President

Date:	February 15, 2008	APOLLO CAPITAL MANAGEMENT V, INC.

		By:	/s/ Laurie D. Medley
			Name:	Laurie D. Medley
			Title:	Vice President

Date:	February 15, 2008	APOLLO PRINCIPAL HOLDINGS I, L.P.

		By:	APOLLO PRINCIPAL HOLDINGS I GP, LLC
Its General Partner

			By:	/s/ John J. Suydam
				Name:	John J. Suydam
				Title:	Vice President

Date:	February 15, 2008	APOLLO PRINCIPAL HOLDINGS I GP, LLC

		By:	/s/ John J. Suydam
			Name:	John J. Suydam
			Title:	Vice President